BlackRock Funds II (the "Registrant")
BlackRock 20/80 Target Allocation Fund
BlackRock 40/60 Target Allocation Fund
BlackRock 60/40 Target Allocation Fund
BlackRock 80/20 Target Allocation Fund
BlackRock Core Bond Portfolio
BlackRock High Yield Bond Portfolio
BlackRock Low Duration Bond Portfolio
BlackRock Credit Strategies Income Fund
BlackRock GNMA Portfolio
BlackRock U.S. Government Bond Portfolio

(collectively, the "Funds")

77I:
Terms of new or amended securities
Effective June 28, 2017, the Board approved the Registrant's Fifth Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 (the "Fifth Amended and Restated 18f-3 Plan"), which amended the criteria regarding investors eligible to purchase Class K Shares of the Funds. A copy of the Fifth Amended and Restated 18f-3 Plan is attached hereto under sub-item 77Q1(d).